EXHIBIT 99.2
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FOR IMMEDIATE RELEASE

From:   DDL Electronics, Inc.                Contact: Rick Vitelle
        2151 Anchor Court                             Chief Financial Officer
        Newbury Park, California  91320               (805) 376-9415, ext. 142

                  DDL COMPLETES ACQUISITION OF JOLT TECHNOLOGY
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             Stockholders Approve Jolt Transaction at Annual Meeting
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     NEWBURY PARK, CA, June 30, 1998 -- DDL Electronics, Inc. (NYSE:DDL)
announced that the acquisition of Jolt Technology, Inc. was completed today, following approval of the transaction by DDL's stockholders at yesterday's Annual Stockholders Meeting. DDL's stockholders also approved an increase in authorized common stock from 50 million to 75 million shares, and re-elected Gregory L. Horton and Charlene A. Gondek to the Board of Directors.
     Jolt Technology, an electronic manufacturing services (EMS) provider in Fort Lauderdale, Florida, was acquired for nine million shares of DDL's common stock. The pooling-of-interests accounting method will be used for the Jolt acquisition, which will result in Jolt's historical financial statements being retroactively combined with those of DDL.
     "Because the Jolt acquisition was completed prior to DDL's July 3, 1998 year-end, DDL's fiscal 1998 results will include Jolt's operations, which have been very profitable during the past year," noted Gregory L. Horton, President and Chief Executive Officer of DDL. "The inclusion of Jolt on a pooling basis will result in DDL showing net income of approximately $1 million, or $.03 per share, for the nine months ended March 31, 1998."
     Mr. Horton continued, "DDL has continued to experience strong bookings and bidding activity, with a current backlog in excess of $30 million. With the Jolt acquisition completed, DDL can now focus on making additional acquisitions of medium to small EMS providers that are accretive to earnings per share. DDL is well positioned to take advantage of strong market demand in the high complexity, high mix segment of the EMS industry."
     DDL Electronics, Inc., headquartered in Newbury Park, California, provides integrated design and electronic manufacturing services to OEMs in the instrumentation, communications, computer, medical and aerospace industries. The Company's EMS operations are located in California, Florida and Northern Ireland. The Company also fabricates multilayer printed circuit boards at its subsidiary Irlandus Circuits Ltd. located in Northern Ireland.
     Certain statements made above are forward-looking in nature and reflect DDL's current expectations and anticipated future plans. Such statements involve various risks and uncertainties that could cause actual results to differ materially from those forecast in the statements. Factors that might cause such differences would include, without limitation, the factors described as "Risk Factors" in the Company's Definitive Schedule 14A as filed with the Securities and Exchange Commission on June 12, 1998.